CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkenson Inc.
(310) 279-5980

Hansen Natural Receives Anticipated Letter from Nasdaq Regarding Form 10-Q Filing

Corona, Ca—May 21, 2007—Hansen Natural Corporation (Nasdaq: HANS) announced today that it received an additional Nasdaq Staff Determination letter on May 16, 2007, stating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 4310(c)(14) due to the delayed filing of the Company's Form 10-Q for the quarter ended March 31, 2007 (the "First Quarter 10-Q"), and that this filing delinquency serves as an additional basis for delisting the Company’s securities from The Nasdaq Capital Market. The Company plans to present its views with respect to this additional deficiency to Nasdaq in writing no later than May 23, 2007.

The Company had delayed its filings due to an investigation conducted by a special committee of the Company's Board of Directors (the "Special Committee"), assisted by independent legal counsel and forensic accountants engaged by the Special Committee, which has been completed. As a result of the Company's filing of its Form 10-Q on May 14, 2007 for the quarter ended September 30, 2006, in accordance with the requirement of the Nasdaq Listing Qualifications Panel (the "Panel"), the Panel has extended the time within which the Company may file its Form 10-K for the fiscal year ended December 31, 2006 (the "2006 10-K") to June 14, 2007. The Company believes it will be able to file its 2006 10-K by this date, and anticipates filing the First Quarter 10-Q as soon as practicable and within any time period

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Hansen Natural Corporation

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required by Nasdaq to continue to be listed on the Nasdaq Capital Market. The filing of the 2006 10-K and First Quarter 10-Q will enable Hansen to become current in its filing obligations.

Hansen Natural Corporation

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Java Monster™ brand coffee drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound® Energy and Ace™ Energy brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. For more information visit www.hansens.com and www.monsterenergy.com.

This press release contains forward-looking statements concerning Hansen’s plans to present its views to Nasdaq in writing and Hansen's belief that it will be able to file its 2006 10-K by June 14, 2007 and First Quarter 10-Q within any time period required by Nasdaq to continue to be listed on the Nasdaq Capital Market.  There can be no assurance concerning the outcomes of the written submission to Nasdaq or the filing of delinquent reports. Forward-looking statements are made as of the date of this press release and, except as required by law, Hansen does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

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